Exhibit 99.1

Dear Fellow Shareholders,	May 1, 2020

Unprecedented. This word has been used copiously to describe the 1st quarter of 2020.    We embarked on many unchartered waters and I believe that you will find, demonstrated in the following pages, that we are managing the tide that the nebulous COVID-19 pandemic has brought forth. I am proud to inform you that the team of banking professionals at Farmers remains actively engaged and focused on helping our customers, and that our first quarter numbers reflect the legacy of strong and consistent financial performance that has characterized your Company.

Given the solid numbers I have to share with you regarding our first quarter performance, and the inspirational manner in which I have seen the Farmers team and all of our stakeholders pull together to navigate the initial stages of the crisis, I am cautiously optimistic about the path before us.

Since our founding in 1887, your Company has endured and survived world wars, global depressions and recessions, as well as cycles of economic booms and busts. To ensure not only our survival, but a prosperous future for all of our stakeholders, your Company’s leadership has developed a disciplined approach to navigating the COVID-19 pandemic with a focus on our key Beliefs, Behaviors and desired Outcomes.

Beliefs

The Senior Leadership Team has agreed that through this uncertain time, we will remain optimistic and hopeful. Our corporate rally cry has been a guiding principal for us as we work diligently to take care of our stakeholders. Before the emergence of the new social protocols spurred by the pandemic, your Company introduced a new internal rally cry at our first-ever company-wide, all-employees event at Kent State Stark campus. “In It to Win-Win It!” is the mantra we developed to express our core belief as an organization and as individuals.

As stated in our “In It to Win-Win It” creed: “Because we are a relationship-driven organization, we view winning differently than other banks. We are in it to create Win-Wins for our customers, shareholders, communities and colleagues. At Farmers, we believe that the wisest decisions are made – and financial strength is built – through strong relationships. By creating wins for all our stakeholders, Farmers wins will follow.”

By embracing these strong beliefs, we believe we can develop a path to guide our behaviors and ultimately result with desired outcomes.

Behaviors

Banks are the transactional backbones of the entire United States economy, and community banks such as Farmers perform that role throughout our local economies. From the onset of the pandemic, Farmers, justly so, has been deemed an essential business.

In terms of key behaviors, Farmers will balance our desire to work through the crisis to meet the needs of our customers and communities, with our need to protect the health and well-being of all Farmers employees, customers and vendors. Just a few of our key behaviors include:

o	Doing our jobs to the best to our ability, whether remotely from home or social distancing on-site.

o	Creating safe working environments through the distribution of PPE and a 3-tier deep-cleaning plan.

o	Encouraging customers to use our contactless banking channels to transact business, open accounts, apply for a Mortgage loan, and utilize our telephone, drive-thru and ATM systems.

o

Proudly accepting and processing Payroll Protection Program (PPP) applications/SBA Loans for local small businesses. This has been the focus of our activity since the inception of the program. More details can be found in the enclosed Earnings Release.

o	Taking appointments in the branches to service all customer needs.

o	Accelerating annual donations to food banks and senior mobile-meal delivery services that are meeting the high demand for additional help with hunger.

o	Commitment to remain well-capitalized by closely managing the metrics. You can also read more about this strategy in the enclosed Earnings Release.

Outcomes

The fact is that your Company’s ability to navigate through the financial markets meltdown of 2008-09 ultimately helped transform Farmers into a much stronger financial institution. Thus, we have the same goal now as we did in 2009: emerge from the challenges of the current crisis as a stronger organization.

This outcome is our North Star, guiding our intent and actions. We have learned we are agile, can be great even when working remotely, and now have further proof that we have a model for managing through difficult times. Our responsiveness to challenges is rapid and clear-cut. The manner in which the Farmers team responded to the federal government’s Paycheck Protection Program is just short of remarkable. The Farmers Team rose to the occasion, and provided legendary service, without any hint of interruption.

Ultimately, this nimble response, I believe, will position Farmers as having led the way among community banks by taking great care of all of our stakeholders.

Stand Strong

In closing, I wanted to share that we are reprising the use of our former tagline, “Stand Strong.” Those inspiring words made sense in the aftermath of the 2008-09 financial downfall. They make sense again.

We have launched a marketing campaign throughout our geographic footprint to support our Stand Strong message. We believe local communities should hear from their community bank during challenging and unprecedented times. We also intend to protect our market share by communicating the value we provide to our customers and communities.

Thus, I encourage my fellow shareholders and all of our stakeholders to Stand Strong with Farmers, with one another, our communities and our great nation as we face-off and eventually overcome this COVID-19 pandemic.

As always, I am open to your calls, letters and emails.

Very truly yours,

Kevin J. Helmick

President & CEO